UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

August 7, 2012
Date of Report (Date of earliest event reported)

DAYSTAR TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-34052	84-1390053
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

33556 Alvarado Niles Road
Union City, California 94587-1010
(Address of Principal Executive Offices) (Zip Code)

(408) 582-7100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On August 7, 2012, the Board of Directors (the “Board”) of DayStar Technologies, Inc. (the “Company”) approved an increase in the size of the Board from five members to nine members in accordance with the Company’s bylaws. The Board then offered the following persons positions as independent directors to the four newly-created vacancies, Denis Mimeault, Ruben Dos Reis, John Terrence Betham, and Ronald Garry Yost. The Board has not yet determined on which Board committees, if any, Messrs. Mimeault, Dos Reis, Betham, or Yost will serve.

     Messrs. Mimeault, Dos Reis and Betham will receive stock in lieu of cash payments for board and committee meeting fees. The Board approved the grant of 25,000 shares of the Company’s common stock to each new director, subject to stockholder approval of an increase in the Company’s existing incentive equity plan or adoption of a new stockholder-approved equity plan. Mr. Yost is already a substantial shareholder in Daystar a result of Daystar’s equity investment in ECO Australia, the solar project construction business he founded. The Company will also reimburse the directors for their travel expenses incurred in attending meetings of the Board or its committees, as well as for fees and expenses incurred in attending director education seminars and conferences. The directors will not receive any other compensation or personal benefits. The Directors were not selected pursuant to any arrangements or understandings with the Company or with any other person, and there are no related party transactions between them and the Company that would require disclosure under Item 404(a) of Regulation S-K.

     In addition, on August 7, 2012, the Company appointed Dale Hoover as Chief Financial Officer and Secretary of the Company. Pursuant to an Offer Letter dated August 7, 2012 (the “Agreement”), Mr. Hoover will be employed at will and will report to the Chief Executive Officer. He will be paid an annual salary of $200,000 and be eligible to participate in the Company’s Executive Bonus Plan and the Company’s benefit programs, as in effect from time to time. Mr. Hoover’s annual salary will be paid in shares of the Company’s common stock until such time as the Company obtains acceptable financing, subject to stockholder approval of an increase in the Company’s existing incentive equity plan or adoption of a new stockholder-approved equity plan. As an inducement to accepting employment, the Board approved the grant to Mr. Hoover of a restricted stock award of 200,000 shares of the Company’s common stock, vesting in 12 equal monthly installments from the date of grant. In addition, the Company will cover reasonable housing and travel costs for work-related travel by Mr. Hoover. The Agreement may be terminated at any time, for any reason, or without any reason, by the Company or by Mr. Hoover, and he will receive reasonable severance upon such termination. The foregoing summary of the arrangement does not purport to be complete and is qualified in its entirety by reference to the Agreement which is filed herewith as Exhibit 10.1.

     Mr. Hoover is a Certified Public Accountant, a Certified Management Accountant and is certified in Corporate Financial Management. Prior to joining the Company, Mr. Hoover, 59 years old, was Controller of the Civil Group of Tutor Perini Corporation from December 2006 to February 2012, where he was responsible for financial and operations support including monitoring senior operations personnel, cost controllers, and business unit financial officers and controllers. There are no related party transactions between Mr. Hoover and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Offer Letter between the Company and Dale Hoover, dated August 7, 2012.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAYSTAR TECHNOLOGIES, INC.

Date: August 14, 2012	By	/s/ Peter A. Lacey
Peter A. Lacey
Interim Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Offer Letter between the Company and Dale Hoover, dated August 7, 2012